Exhibit 99.1

ASSURANCEAMERICA CORPORATION REPORTS RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010.

ATLANTA-(BUSINESSWIRE-April 4, 2011-Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM) today announced its audited financial results for the twelve months ended December 31, 2010.

Revenue for the twelve-month period of 2010 increased 4% to $69.9 million, compared to $67.0 million for the same period in 2009. The 2010 revenue includes a one-time gain of $3.5 million from extinguishment of debt. Excluding the one-time gain, revenue for the twelve-month period ending December 31, 2010 was 0.9% below the same period in 2009. Revenue in the wholesale division declined by $1.2 million due to soft market conditions and actions taken by the Company to reduce premium volume in unprofitable market segments. This reduction was partially offset by an increase of $0.6 million in the retail division revenues.

The Company’s income before income taxes for the twelve-month period ending December 31, 2010 was $1.9 million compared to $0.9 million for the same period in 2009. The 2010 income includes the $3.5 million gain on extinguishment of debt, partially offset by a $1.5 million goodwill impairment charge in the retail division. Excluding these extraordinary items, the 2010 income before income taxes is a loss of $57 thousand, a reduction of $1.0 million from 2009. The year-over-year reduction in earnings is primarily due to lower revenue in the wholesale division, as discussed above, and increased loss expense due to unfavorable loss development on prior year claims.

The Company’s net income for the twelve-month period ending December 31, 2010 was $0.9 million as compared to $0.4 million in 2009. The effect of the extraordinary items on the 2010 net income is a $2.2 million after-tax gain on the extinguishment of debt and a $0.7 million after-tax charge related to the goodwill impairment. Excluding these extraordinary items, 2010 resulted in an after-tax net loss of $0.6 million.

AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Indiana, Louisiana, Mississippi, South Carolina, Texas and Virginia. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).

Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements”. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by AssuranceAmerica Corporation include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. AssuranceAmerica Corporation undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see AssuranceAmerican Corporation filings with the Securities and Exchange Commission.

Contact:

AssuranceAmerica Corporation, Atlanta

Sheree S. Williams, Senior Vice President and Chief Financial Officer

(770) 952-0200 Ext. 6212

Mark Hain, General Counsel, Secretary, Executive Vice President

(770) 952-0200 Ext. 6259

ASSURANCEAMERICA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(000’S OMITTED)

	For the Years Ended December 31,
	2010	2009
Revenue:
Gross premiums written	$100,922	107,249
Ceded premiums written	(67,795)	(71,999)

Net premiums written	33,127	35,250
Change in unearned premiums	245	(826)

Net premiums earned	33,372	34,424
Commission income	20,932	21,641
Managing general agent fees	11,004	10,277
Gain on extinguishment of debt	3,510	0
Net investment income	647	670
Net investment losses on securities	18	(362)
Other fee income	429	342

Total revenue	69,912	66,992

Expenses:
Losses and loss adjustment expenses	25,022	25,248
Selling, general, and administrative	39,504	38,872
Stock option expense	411	334
Depreciation and amortization expense	1,168	1,183
Goodwill impairment	1,519	0
Interest expense	354	458

Total operating expenses	67,978	66,095

Income before income taxes	1,934	897
Income tax provision expense	1,041	449

Net income	$893	448

Earnings per common share:
Basic	$0.014	$0.007
Diluted	$0.014	$0.007
Weighted average shares outstanding-basis	65,467,508	65,120,526
Weighted average shares outstanding-diluted	65,917,793	65,284,661

AssuranceAmerica Corporation also makes available an investor supplement on our website. To access the supplemental financial information, go to www.assuranceamerica.com.

ASSURANCEAMERICA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$8,379,014	$6,253,643
Cash restricted	1,802,990	1,800,000
Short-term investments	145,085	365,717
Long-term investments, at fair value (amortized cost $8,561,245 and $7,745,142)	8,630,776	7,518,144
Long-term investments, held to maturity at amortized cost (fair value $0 and $4,981,850)	0	1,015,374
Marketable equity securities, at fair value (cost $1,978,166 and $1,888,334)	2,243,235	1,918,841
Other long-term investments	727,288	0
Other securities	0	155,000
Investment income due and accrued	180,487	180,719
Receivable from insureds	33,120,082	35,173,717
Reinsurance recoverable (including $10,602,969 and $14,099,266 on paid losses)	34,013,415	43,809,125
Prepaid reinsurance premiums	23,643,822	25,098,051
Deferred acquisition costs	2,286,118	2,457,647
Property and equipment (net of accumulated depreciation of $5,135,550 and $4,344,673)	2,152,632	2,012,963
Other receivables	1,776,332	1,766,762
Prepaid expenses	660,028	510,558
Intangibles (net of accumulated amortization of $3,428,671 and $3,051,877)	5,969,215	7,509,934
Security deposits	109,543	105,315
Prepaid income tax	106,864	249,452
Deferred tax assets	1,837,551	2,909,229
Other assets	0	335,526

Total assets	$127,784,477	$141,145,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,797,715	$8,551,370
Unearned premium	34,217,108	35,916,156
Unpaid losses and loss adjustment expenses	33,311,067	41,972,983
Reinsurance payable	29,426,944	28,523,284
Provisional commission reserve	3,289,272	3,599,289
Funds withheld from reinsurers	1,875,000	1,875,000
Revolving line of credit	1,500,000	1,500,000
Notes payable and related party debt	175,420	774,001
Junior subordinated debentures payable	0	4,981,850

Total liabilities	112,592,526	127,693,933

Commitments and Contingencies
Common stock, $.01 par value (authorized 120,000,000 and 80,000,000 outstanding 65,494,357 and 65,144,357)	654,943	651,443
Surplus-paid in	17,875,779	17,363,620
Accumulated deficit	(3,547,896)	(4,440,473)
Accumulated other comprehensive gains (losses):
Net unrealized gains (losses) on investment securities, net of taxes	209,125	(122,806)

Total stockholders’ equity	15,191,951	13,451,784

Total liabilities and stockholders’ equity	$127,784,477	$141,145,717